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              ARAMARK CORPORATION AND SUBSIDIARIES                    EXHIBIT 12

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

                                (In thousands)

                                                          Fiscal Year Ended                                   Three Months Ended
                                  --------------------------------------------------------------------  ----------------------------
                                  October 3,   October 2,   October 1,   September 29,   September 28,   December 29,   December 28,
                                     1997         1998         1999           2000            2001           2000           2001
                                  ----------   ----------   ----------   -------------   -------------  -------------   ------------
  Income before income
   taxes and minority interest    $215,847     $215,772     $239,413        $271,780        $286,215       $ 71,269       $ 82,450
   Fixed charges, excluding
     capitalized interest          163,404      169,997      188,184         204,676         215,092         57,028         51,451
   Other, net                          (67)      (2,063)      (3,845)         (3,109)         (4,156)        (3,465)        (3,874)
                                  --------     --------     --------        --------        --------       --------       --------
     Earnings, as adjusted        $379,184     $383,706     $423,752        $473,347        $497,151       $124,832       $130,027
                                  ========     ========     ========        ========        ========       ========       ========

  Interest expense                $119,284     $122,681     $139,829        $149,430        $157,412       $ 41,078       $ 36,071
  Capitalized interest                 223            3          412             624             818            205            250
   Portion of operating
    lease rentals representative
    of interest factor              44,120       47,316       48,355          55,246          57,680         15,950         15,380
                                  --------     --------     --------        --------        --------       --------       --------
     Fixed charges                $163,627     $170,000     $188,596        $205,300        $215,910       $ 57,233       $ 51,701
                                  ========     ========     ========        ========        ========       ========       ========

  Ratio of earnings to
    fixed charges                      2.3x         2.3x         2.2x            2.3x            2.3x           2.2x           2.5x
                                  ========     ========     ========        ========        ========       ========       ========

  (A) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).